Exhibit No. 11.1
                     Commerce Bancorp, Inc. and Subsidiaries
                       Computation of Net Income Per Share
                (dollars in thousands, except per share amounts)

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                                                                    Three Months Ended       Six Months Ended
                                                                          June 30,               June 30,
Primary Net Income Per Share                                        1997         1996       1997         1996

Adjustment of income:
     Net income                                                    $10,034     $ 7,510     $19,468     $14,671
     Preferred stock dividends                                         140         280         281         561
                                                                   -------     -------     -------     -------
     Adjusted net income applicable to
     common stock                                                  $ 9,894     $ 7,230     $19,187     $14,110
                                                                   =======     =======     =======     =======


Average shares of common stock and equivalents outstanding:
     Average common shares outstanding                              15,690      13,216      15,626      13,183
     Common stock equivalents - dilutive rights                                    417                     407
     Common stock equivalents - dilutive options                       748         504         742         488
                                                                   -------     -------     -------     -------
     Average shares of common stock and
      equivalents outstanding                                       16,438      14,137      16,368      14,078
                                                                   =======     =======     =======     =======


Net income per share of common stock                               $  0.60     $  0.51     $  1.17     $  1.00
                                                                   =======     =======     =======     =======


Fully Diluted Net Income Per Share
Net income applicable to common stock
   on a fully diluted basis                                        $10,034     $ 7,510     $19,468     $14,671
Less:  additional ESOP contribution
   under the if-converted method                                        11          25          23          51
                                                                   -------     -------     -------     -------
Adjusted net income applicable to
   common stock on a fully diluted basis                           $10,023     $ 7,485     $19,445     $14,620
                                                                   =======     =======     =======     =======


Average number of shares outstanding on a fully diluted basis:
     Average common shares outstanding                              15,690      13,216      15,626      13,183
     Additional shares considered in fully
     diluted computation assuming:
        Exercise of rights                                                         430                     414
        Exercise of stock options                                      849         541         885         546
        Conversion of preferred stock                                  616       1,349         616       1,349
                                                                   -------     -------     -------     -------
Average number of shares outstanding
   on a fully diluted basis                                         17,155      15,536      17,127      15,492
                                                                   =======     =======     =======     =======


Fully diluted net income per share of
   common stock                                                    $  0.58     $  0.48     $  1.14     $  0.93
                                                                   =======     =======     =======     =======
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